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                                                                    EXHIBIT 8(b)



                         [BANK OF NEW YORK LETTERHEAD]

                                 July 30, 1996

Mr Robert H. Graham
President
AIM Funds Group - AIM Municipal Bond Fund
AIM Investment Securities Funds
AIM Tax-Exempt Funds, Inc.
Short-Term Investments Co.
Short-Term Investments Trust
Tax-Free Investments Co.
11 Greenway Plaza, Suite 1919
Houston, Texas 77046

Dear Mr. Graham

Upon reviewing the existing Terminal Link Amendment dated May 17, 1993, we have noted that originally the process called for The Bank of New York receiving data transmissions directly from AIM, and not via a third party. Now that DST is involved and will be acting as an intermediary there is a need to modify the Terminal Link Amendment.

It is our understanding that the new methodology for receiving data transmissions from DST via NDM software line utilized NDM's
Secure-Point-of-Entry security. This process calls for the issuance of a Security ID by DST for AIM's sole use. This security ID along with DST's specific NDM node name will identify each transmission sent to the Bank. Internally, the Bank has pre-set an associated security ID that will allow the data transmission to be processed according to the method pre-selected for the AIM Funds. Both the AIM Security ID and the DST name node must match to what the Bank expects to receive before the file is accepted and processed.

In light of how far along all parties are in this project, and in order to not detain its implementation due to legal considerations, we ask that you please acknowledge receipt of this letter as confirmation of AIM's understanding of the process until such time as the new Terminal Link Amendment is drafted.

We would like to thank you and your staff for your time and cooperation throughout this project.
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Mr. Robert Graham
July 30, 1996
Page 2

It is understood that this Amendment applies to the Custodian Agreements between The Bank of New York and the entities listed below:

         AIM Funds Group - AIM Municipal Bond Fund (Dated of Agreement: October 19, 1995)
         AIM Investment Securities Funds (Date of Agreement: June 16, 1987)
         AIM Tax-Exempt Funds, Inc. (Date of Agreement: October 19, 1995) Short-Term Investments Co. (Date of Agreement: June 16, 1987) Short-Term Investments Trust (Date of Agreement: June 16, 1987) Tax-Free Investments Co. (Date of Agreement: October 19, 1995)

                                           Sincerely,

                                           /s/ MAYRA ADONNINO

                                           Mayra Adonnino
                                           Vice President
                                           Relationship Management

Acknowledged by:

/s/ ROBERT H. GRAHAM
---------------------------
Robert H. Graham

Date: July 30, 1996

MA/df

cc:      M. Yamaguchi
         P. Holland
         S. Grunston